Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276485

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 19, 2024)

968,545 Ordinary Shares

This prospectus supplement, or the Supplement, modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus originally filed with the Securities and Exchange Commission, or the SEC, by PainReform Ltd., or the Company, dated January 19, 2024, or the Prospectus, related to the resale by the selling shareholders named therein of up to 968,545 ordinary shares, par value NIS 0.30 per share, of the Company, or ordinary shares, issuable upon the exercise of warrants originally issued on December 28, 2023, consisting of (i) 935,792 ordinary shares issuable upon the exercise of warrants issued to an investor, or the December 2023 Investor Warrants, and (ii) 32,753 ordinary shares issuable upon the exercise of warrants issued to a placement agent. The December 2023 Investor Warrants have been amended as described below under “Amendments to Existing Warrants.”

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “PRFX.” The last reported sale price of our ordinary shares on April 15, 2024 was $0.9810 per share.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision. This Supplement amends only those sections of the Prospectus contained in this Supplement; all other sections of the prospectus supplement remain unchanged.

Investing in our securities involves risks. See “Risk Factors” on page 5 of the Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

On June 8, 2023, we effected a reverse share split of the ordinary shares at the ratio of 1-for-10, such that each ten (10) ordinary shares, par value NIS 0.03 per share, were consolidated into one (1) ordinary share, par value NIS 0.30. July 3, 2023 was the first date when our ordinary shares began trading on Nasdaq after implementation of the reverse split.  Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as share prices appearing in this Supplement have been adjusted to give retroactive effect to the share split for all periods presented.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On April 15, 2024, the Company entered into a definitive securities purchase agreement with investors for the purchase and sale in a public offering on a reasonable best efforts basis, or the April 2024 Offering, of (i) 447,500 ordinary shares, (ii) 4,552,500 pre-funded warrants to purchase ordinary shares, and (iii) 5,000,000 ordinary share warrants to purchase ordinary shares, at a purchase price of $0.80 per ordinary share and accompanying ordinary share warrant and $0.7999 per pre-funded warrant and accompanying ordinary share warrant.

In connection with the April 2024 Offering, on April 15, 2024, the Company also entered into an amendment, or the Amendment, with the holder, or the Holder, of the Company’s December 2023 Investor Warrants. Pursuant to the Amendment, effective upon the closing of the April 2024 Offering, the exercise price of the December 2023 Investor Warrants will be reduced to $0.80 and expiration date of the December 2023 Investor Warrants will be amended to five (5) years following the date of closing of the April 2024 Offering.

The closing of April 2024 Offering is expected to occur on or about April 18, 2024 subject to satisfaction of customary closing conditions.

The date of this Prospectus Supplement is April 15, 2024